Exhibit 10.23

Equity Transfer Agreement

Party A (Equity Transferor): Xi’an TCH Energy Technology Co., Ltd.

Party B (Equity Transferee): Hongyuan Huifu Venture Capital Co., Ltd.

Whereas, Party A is a shareholder of Hongyuan Recycling Energy Investment Management (Beijing) Co., Ltd. (“Subject Company”) and holds 40% of the Subject Company with corresponding registered capital of RMB 4 million.

The parties enter into this agreement to transfer Party A’s equity ownership of the Subject Company to Party B as follows:

One, Equity Transfer

1. Party A agrees to transfer its 40% equity ownership of the Subject Company to Party B.

2. As of December 31, 2017, the audited net asset of the Subject Company is RMB 8,634,668.27, which is referred to this equity transfer, so the transfer price is RMB 3,453,867.31.

3. After the completion of the equity transfer, Party B shall be the sole shareholder of the Subject Company.

Two, Industry and Commerce Registration Change and Closing

1. Within [      ] business days after signing the agreement, Party A shall cooperate Party B to complete registration change at Industry and Commerce Bureau.

2. Party A and B shall assume its respective costs when any expenses incurred during the registration procedure.

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Three, Party A’s Representation and Warranties

The equity of the Subject Company held by Party A is Party A’s real and complete ownership, and has been fully paid-up with no rights limitation. If any other third party claims that the equity transfer is invalid or revocable or other claims, and causes property losses to Party B or the Subject Company, Party A shall bear all the losses to Party B and the Subject Company.

Four, Liability for Breach of Contract

1. If either party fails to perform or suspends/terminates the performance of its obligations hereunder, or if any representations and warranties made by Party A are untrue or inaccurate, the party shall be deemed to have breached this agreement.

2. The party in breach shall, within seven days upon receipt of a written notice from the other party in this regard (which shall reasonably specify the nature of the breach in question), begin to correct the non-performance and shall complete the rectification within thirty days. At the same time, if due to any party in violation of this agreement, the breaching party shall be responsible for any costs or losses (including but not limited to payment or loss by default interest and legal fees, but does not include any indirect loss) of the other party.

Five, Disputes Resolution

Any dispute arising from or in connection with this agreement shall be submitted to Beijing arbitration commission for arbitration in accordance with its arbitration rules. The arbitration decision shall be final and binding upon both parties.

Six, Others

1. For matters not covered herein, the parties may also reach a supplementary agreement on the matters not covered herein. The supplementary agreement shall be a part of this agreement and shall have the same legal effect as this agreement.

2. This agreement shall come into force upon being signed/sealed by both parties.

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3. This agreement is made in five originals, each one holds one and the others are kept by the Subject Company. Each original shall have the same legal effect.

Party A: Xi’an TCH Energy Technology Co., Ltd.

Legal Respresentative or Authorized Representative:

Party B: Hongyuan Huifu Venture Capital Co., Ltd.

Legal Respresentative or Authorized Representative:

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